Exhibit 10.11

April 4, 2006 Mr. Jack Ryan CassCo Amaizing Energy LLLC 1201 East Seventh Street Atlantic, IA 50022	Terracon Consulting Engineers & Scientists Terracon Consultants, Inc. 600 Southwest 7th Street, Suite M Des Moines, IA 50309 Phone 515-244-3184 Fax 515-244-5249 www.terracon.com

Re:	Preliminary Proposal for Geotechnical and Environmental Services Proposed Ethanol Production Facility Atlantic Iowa Terracon Proposal No. 0806181
Dear Mr. Ryan:
Terracon is pleased to submit this preliminary proposal for the referenced project. This proposal outlines our understanding of the proposed project, our proposed scope of services, schedules, estimated fees, and Agreement for Services.
A. PROJECT INFORMATION
We understand the project will include constructing new facilities associated with a 50mgpy ethanol production facility about 1 mile northwest of Atlantic, Iowa. Four sites are currently under consideration. As requested, the proposal outlines services involved with Site Options 1 and 2. Both of these sites are located on agricultural ground in the southeast 1/4 of Section 31, Township 77 North, Range 36 West, Cass County, Iowa. Both of these sites adjoin a rail line operated by Iowa Interstate Railroad.
Plant layout is not available at the time of this proposal. Typical major plant structures include entry and access roads, additional railroad spur lines, storage silos, process building, energy center, beer well / fermentation / storage tanks, cooling tower, and storage slabs.
The extent of site grading is also not available at this time. It is our experience that the main portion of the plant is established at the same elevation as the adjacent rail. For these sites, an elevation of 1165 feet is estimated for the existing track. If the site is located west of the tracks, site grading is assumed to involve cuts of up to 10 feet in depth. If the site is located east of the tracks, site grading is assumed to involve up to 3 feet of fill.
B. SCOPE OF SERVICES
PRELIMINARY GEOTECHNICAL EXPLORATION — SCOPE OF WORK
As requested, since the site option and plant layout are not determined at this time, this proposal describes preliminary geotechnical services. Te purpose of this exploration is to obtain preliminary information on the subsurface conditions across each site that can be used for preliminary foundation support evaluations. A

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
more detailed geotechnical investigation and evaluation is recommended upon site selection and confirmation of plant structure layout.
Field Explorations — Terracon proposes to perform three soil borings across Site Option A, and three soil borings across Site Option B, for a total of six borings. It is our experience, based on previous projects north of Atlantic, that bedrock materials (poorly cemented sandstone) may be encountered at about elevation 1110 ft. We recommend the boring depths be established as described in the following table:

Site Option A	Depth Determination
Boring A1	A depth of 40 ft below existing grade, or a maximum of 15 ft into sand, firm glacial till, or bedrock, whichever is shallower.
Boring A2 Boring A3	If bedrock is not encountered within 60 ft, the boring would be extended as needed to penetrate 10 feet into bedrock.
A depth of 40 ft below existing grade, or a maximum of 15 ft into sand, firm glacial till, or bedrock, whichever is shallower.

Site Option B	Depth Determination
Boring B1	A depth of 40 ft below existing grade, or a maximum of 15 ft into sand, firm glacial till, or bedrock, whichever is shallower.
Boring B2	If bedrock is not encountered within 60 ft, the boring would be extended as needed to penetrate 10 feet into bedrock.
Boring B3	A depth of 40 ft below existing grade, or a maximum of 15 ft into sand, firm glacial till, or bedrock, whichever is shallower.
Actual drilling depths will be invoiced using the unit prices on the attached fee schedule. Coring of the bedrock is not included in our scope for field exploration.
Sampling of the borings would consist of obtaining thin-walled tubes from soft to stiff consistency clays, if such clays are encountered within 15 to 20 ft of the ground surface. Otherwise, the sampling will be performed with a split-barrel sampler. Three samples will be obtained in the upper 10 feet of each boring, with one sample every 5 feet thereafter. Subsurface conditions may be encountered which merit revisions of the field boring and/or sampling programs described above, and we would discuss these conditions with you prior to initiating any additional work.
Where convenient, overnight groundwater levels will be obtained in the boreholes, after which the boreholes will be backfilled with soil cuttings. Sand or hole plug could be used to backfill the borings for an additional fee. The client should understand that some settlement of the borehole fill might occur. No future maintenance or filling of the holes is included in our fee.
Our Fee assumes that the field exploration can be performed without the need for personal protective equipment. If evidence of contamination is encountered in any of the borings, the exploration at that

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
location will be terminated and our findings discussed with you. Should personal protective equipment or special borehole sealing procedures become necessary, our fee will be discussed with you prior to commencing further drilling.
Laboratory Evaluations — In the laboratory, water content tests will be performed on the samples obtained from the borings. When possible, dry unit weights and unconfined compressive strengths will be measured on intact, thin-walled tube samples. The consistency of clay soils may also be estimated with a hand penetrometer. Atterberg limit tests and grain size evaluations will be performed on representative samples to help classify the soils and provide input for our analyses. Organic content tests may be performed if organic soils are suspected below the topsoil. Soil samples will be visually classified in accordance with the Unified Soil Classification System (USCS).
Site Access and Boring Locations — Items to be provided by the client include the right of entry to conduct the exploration and an awareness and/or location of any public or private subsurface utilities existing in the area. Also, if there are any other restrictions or special requirements regarding these sites or exploration, these should also be provided to us prior to our commencing field work.
Terracon agrees to call the Iowa One Call Hotline and request location and markings for all utilities that Iowa One Call is responsible for, prior to commencing drilling at the sites. If there are public or private utilities not included in the Iowa One Call request, locating of those will be the client’s responsibility. Client agrees to make arrangements with a private utility company or provide Terracon with detailed as-built information, regarding the location of any other public and private utilities. Terracon will be responsible to the extent they drill in an area where a utility has been properly located and marked. Terracon is not responsible to the extent any loss, damage, or injury is caused by the failure to locate a utility properly, or inaccurate and/or incomplete information provided by others.
This cost is based on the client staking the boring locations prior to our arrival, and also providing ground elevations at the boring locations. We understand Snyder and Associates has been hired by the owner for other surveying services, and we would be happy to coordinate boring layout with Snyder and Associates at the Client’s request. Our cost also assumes that the sites are accessible to our ATV (rubber-tire) mounted equipment. We understand that the sites are under as an agricultural field.
It should be noted that during the field exploration, some property damage may result. We will take reasonable measures to prevent this damage; however, restoration from any damage that occurs is not part of our scope of service.
Engineering Evaluation and Report Preparation — After completing the field exploration and laboratory testing, a report containing recommendations for both sites will be prepared under the supervision of a licensed professional engineer. Terracon will provide the following information in the report:
•	Computer generated boring togs with soil stratification based on visual soil classification.

•	Water levels observed during and after drilling.

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
•	Boring elevations.

•	Boring location plan.

•	Subsurface profile for each site.

•	Subsurface exploration procedures.

•	Site description

•	Site conditions (existing).

•	Soil conditions (existing).

•	Preliminary discussions concerning:
•	General foundation support conditions and alternatives for various structures
•	Preliminary site stripping/preparation/earthwork recommendations
Performance Schedule — We plan to start the field exploration about 2 weeks of receiving written authorization to proceed, weather and/or site conditions permitting. Our preliminary findings (boring logs and preliminary recommendations) would be available within about 1 week after completion of the field and laboratory work. Our completed report would be provided about 3 weeks after completion of the field work.
WETLAND DELINEATION — SCOPE OF WORK
Based on preliminary review of the site location and adjacent water bodies, wetlands identified on the subject sites may be considered isolated. Terracon is proposing to submit preliminary information regarding potential isolated wetlands to the Corps of Engineers so they can perform a Jurisdictional Determination to determine if mitigation would be required. The preliminary submittal to the COE would include photographs, aerial photographs, National Wetland Inventory Maps, topographic maps, and NRCS wetland identification maps. Please note that wetlands, if any, identified in the southern portion of the Option 2 site may not be considered isolated and may require mitigation.
Following the preliminary submittal to the COE, if needed Terracon will perform a wetland delineation. The wetland delineation will use mandatory technical criteria, field indicators, and other sources of information to determine whether the area has jurisdictional wetlands. IF wetlands are present, the upper boundaries within the projected area will be identified. The methods Terracon will use in the delineation generally follow the Federal Manual for identifying the Delineating Jurisdictional Wetlands.
Jurisdictional wetlands generally have three essential characteristics: hydrophytic vegetation, hydric soils, and wetland hydrology. All three of the technical criteria must be met for an area to be identified as a wetland.
Our proposed Scope of Work for the Wetland Delineation has been developed as follows:
•	Determine jurisdictional wetlands permit requirements.

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
•	Assemble application information (i.e., aerial maps, soil classifications, site hydrology, vegetation type, etc.).

•	Perform on-site visit to gather data pertaining to the hydrophytic vegetation community, surface hydrology, and hydric soil characteristics.

•	Characterize the hydrophytic vegetation type by dominant plant species at suspected wetland areas

•	Prepare maps showing the suspected wetland delineation area.

•	Submit a Wetland Delineation Report on the applicable data and wetland jurisdictional rationale. (A separate report will be provided for each option site).
Terracon will perform the site visit to visually assess and flag the jurisdictional wetland areas if any are present. Flagged areas will be surveyed by a subcontractor hired by CassCo Amaizing Energy (we recommend Snyder and Associates) and the survey data will be incorporated in the maps for the report. Subsurface soils will be collected and field tested for hydric conditions. Areas of wetland hydrology and hydrophytic vegetation will also be determined.
The field visit will also consist of classification by Genus species of the potential hydrophytic vegetation. Each stratum (i.e., trees, shrubs, and herbs) will be assessed in each potential wetland community. The classification will be performed by a degreed biologist or environmental scientist.
Additional Services Beyond Base Wetland Services — This proposal also includes limited follow-up conversations with the regulatory agencies involved to obtain information on the status of their review progress. The fees in this proposal do not include additional meetings or data collection/evaluation that may be required by the COE. Fees to not include preparing a wetland mitigation plan or 404 Permit Application, locating and evaluating potential off-site mitigation areas, or the survey of wetland areas flagged during the delineation.
Schedule — Services will be initiated upon receipt of the written notice to proceed. For classification, the wetland delineation should be performed when vegetation is actively growing (May-October). If the wetland delineation is performed outside of the normal growing season, a follow-up site visit may be necessary in the vegetative growing season to confirm plant species. Please note that the wetland delineation cannot be performed when the ground is covered with snow or when frozen ground conditions exist.
In order to comply with the proposed schedule, the following items are required to be provided by the client at the time of notification to proceed in order to meet the client’s required project completion date. Please include the following requested items along with the notification to proceed:
•	Right of entry to conduct the field services.

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
•	Notification of any restrictions or special requirements (such as safety) regarding accessing the site

•	A scaled topographic map showing the proposed site layout and property boundaries of the area that requires delineation.

•	A signed Agreement for Consulting Services evidencing acceptance of this scope of services
Scope and Report Limitations — The findings and conclusions presented in the delineation report (a separate report will be provided for each site) will be based on the site’s current utilization and the information collected as discussed in this proposal. Please note that we do not warrant database or third party information or regulatory agency information used in the compilation of plans or reports. No warranties, express or implied, are intended or made.
PHASE I ENVIRONMENTAL SITE ASSESSMENT — SCOPE OF WORK
Base Phase I ESA Services — The ESA will be performed consistent with the procedures of ASTM E 1527-00, an interim standard and practice for “all appropriate inquiry” under 40 CFR Part 312. The purpose of this ESA is to assist the client in developing information to identify recognized environmental conditions (RECs) in connection with the site as reflected by the scope of this proposal.
Physical Setting — The physical setting for the site will be described based on a review of the applicable USGS topographic quadrangle map, FEMA flood map, USDA soil survey and selected geologic reference information.
Historical Use Information — A review of selected historical sources, where reasonably ascertainable and readily available, will be conducted in an attempt to document obvious past land use of the site and adjoining properties back to 1940 or when the site was initially developed, whichever is earlier. One or more of the following selected references, depending on applicability and likely usefulness, will be reviewed. Prior reports and land title records including environmental liens and activity and land use limitations will be reviewed, if provided by the client.
•	USGS topographic maps

•	Aerial photographs (approximate 10 to 15 year intervals)

•	City directories (approximate 5 year intervals)

•	Fire (Sanborn) insurance maps

•	Prior reports (to be provided by the client)

•	Site tax assessor data

•	Site land title records (to be provided by the client)

•	Zoning records
If the client is unable to provide land title records, an abstract firm may be contracted by Terracon to develop a chain-of-title from a review of land title records for an additional fee. Note, however, unless specifically requested within here days of project commencement, Terracon will rely on the client to provide land title records. A review of building department records is excluded from the scope of services for this ESA.

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
Regulatory Records Review — Consistent with ASTM E 1527-00, outlined below are the following federal and state databases, where applicable, which are typically reviewed for indications of RECs, and the approximate minimum search distance of the review from the nearest property boundary. A database firm will be subcontracted to access governmental records used in this portion of the assessment. Determining the location of unmapped facilities is beyond the scope of this assessment.

Governmental Records	Search Distance
Federal NPL Site List	1.0 mile
Federal CERCLIS List	0.5 mile
Federal RCRA Corrective Actions (CORRACTS)/TSD	1.0 mile
Federal RCRA Non-CORRACTS/TSD Facilities List	0.5 mile
Federal RCRA Generators List	0.1 mile
Federal ERNS List	Site Only
State Lists of State Equivalent NPL Facilities	1.0 mile
State Equivalent CERCLIS Facilities	0.5 mile
State Landfill and/or Solid Waste Facilities	0.5 mile
State Leaking UST Lists	0.5 mile
State Registered UST Lists	0.1 mile
State VCP Site Lists	0.5 mile
In addition to the database review, a reasonable attempt will be made to interview at least one staff member of the local fire department, the local health agency or the local environmental agency. As an alternative, a written request for information may be submitted to the local agency.
If the results of the regulatory records review/local agency inquiry appear to warrant a review of applicable regulatory agency files, a cost estimate will be provided to the client for pre-approval. Please note that all requested files may not be available from regulatory agencies within the client’s requested project schedule.
Site and Adjoining/Surrounding Property Reconnaissance — A site reconnaissance will be conducted to identify RECs. The reconnaissance will consist of visual observations of the site from the boundaries and selected interior portions of the site. The site reconnaissance will include, where applicable, an interview with site personnel who the client has identified as having knowledge of the uses and physical characteristics of the site. Pertinent observations from the site reconnaissance will be documented including:
•	Site description (including a description of occupants)

•	General site operations

•	Aboveground chemical or waste storage

•	Visible underground chemical or waste storage, drainage or collection systems

•	Electrical transformers

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
•	Obvious evidence of releases (i.e., hazardous substances, petroleum products)
The adjoining property reconnaissance will consist of visual observations of the adjoining/surrounding properties from the site boundaries and accessible public right-of-ways.
Report Preparation — Separate reports will be provided for each individual site. Two final copies of each report will be submitted that presents the results of this assessment, based upon the scope of services and limitations described herein. Recommendations will be developed as part of the Phase I ESA scope of services.
Additional Services beyond Base ESA — No additional services have been requested by you to conduct during the performance of the ESA.
Additional Services Not Included — The following services, although not specifically required by ASTM E 1527-00, may also be performed concurrently with ESAs and may be beneficial for the evaluation of environmental conditions and/or an evaluation of specific business environmental risks at the site. At your direction, these services have not been included as part of the scope of services for this ESA. Please note that this list is not all-inclusive. If you seek additional services, please contact us for a supplemental proposal and cost estimate.
•	Limited Radon Testing

•	Limited Radon Records Review

•	Limited Wetland Review

•	Limited Asbestos Sampling

•	Limited Visual Asbestos Evaluation

•	Asbestos Survey (prior to renovation/demolition)

•	Limited Lead Based Paint Sampling

•	Limited Lead in Drinking Water Sampling

•	Limited Visual Observations for Mold

•	Limited Threatened/Endangered Species Review

•	Limited Historic Properties/Archaeological Resources Review
At your request, Terracon can also provide proposals for facility engineering services including property condition assessments, roofing inspections, curtain wall evaluations, structural surveys and mechanical surveys.
Schedule — Services will be initiated upon receipt of the written notice to proceed. The final report will be submitted within about three (3) calendar weeks of your written notice to proceed. In order to comply with the proposed schedule, the following items are required to be provided by the client at the time of notification to proceed in order to meet the project completion date.
•	Right of entry to conduct the assessment, including access to building interiors
•	Notification of any restrictions or special requirements (such as confidentiality) regarding accessing the site

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
•	An accurate, legal description and a diagram of the site such as a surveyor’s plat map or scaled architect’s drawing (if such diagrams exist)

•	Current site owner, property manager, occupant information (including tenant list), and contact information for persons knowledgeable about the site history including current and historical use of hazardous substances and petroleum products on site (e.g., names, phone numbers, etc.)

•	Copies of any environmental or geotechnical reports that were previously prepared for the site

•	Any information relating to known or suspect environmental conditions at the site

•	Information about environmental liens and activity and use limitations for the site, if any

•	Specialized knowledge or experience that is material to RECs in connection with the site, if any

•	Any knowledge that the purchase price of the site is significantly less than the purchase price of comparable properties

•	Land title records

•	A signed Agreement for Services evidencing acceptance of this scope of services
Please note that requested regulatory files or other information may not be provided to Terracon by the issuance date of the report. Consideration of information not received by the issuance date of the report is beyond the scope of this ESA.
Reliance — The ESA report will be prepared for the exclusive use and reliance of Cassco Amaizing Energy LLC. Reliance by any other party is prohibited without the written authorization of the client and Terracon.
If the client is aware of additional parties that will require reliance on the ESA report, the names, addresses and relationship of these parties should be provided for Terracon approval prior to the time of authorization to proceed. Terracon will grant reliance on the ESA report to those approved parties upon receipt of a fully executed Reliance Agreement (available upon request). If, in the future, the client and Terracon consent to reliance on the ESA by a third party, Terracon will grant reliance upon receipt of a fully executed Reliance Agreement and receipt of an additional fee of $250.00 per relying party.
Reliance on the ESA by the client and all authorized parties will be subject to the terms, conditions and limitations stated in the Agreement (and sections of this proposal incorporated therein), the Reliance Agreement, and ESA Report.
Scope and Report Limitations — The findings and conclusions presented in the final report will be based on the site’s current utilization and the information collected as discussed in this proposal. Please note that we do not warrant database or third party information (such as interviewees) or regulatory agency information used in the compilation of reports.
Phase I environmental site assessments, such as the one proposed for this site, are of limited scope, are noninvasive and cannot eliminate the potential that hazardous, toxic or petroleum substances are present or have been released at the site beyond what is identified by the limited scope of this ESA. In conducting the limited scope of services described herein, certain sources of information and public records will not be reviewed. It should be recognized that environmental concerns may be documented in public records that are not reviewed. This ESA does not include subsurface or other invasive

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.
assessments, business environmental risk evaluations or other services not particularly identified and discussed herein. No environmental site assessment can wholly eliminate uncertainty regarding the potential for RECs. The limitations herein must be considered when the user of this report formulates opinions as to risks associated with the site. No warranties, express or implied, are intended or made.
C. FEES
Geotechnical Exploration
Based on the above scope of services and attached Budget Estimate, we believe we can complete these services for an estimated fee of $7,700 to $8,900. Our price assumes that all borings will be performed during the same mobilization. If separate mobilization is required, our fee would increase. Should subsurface conditions be encountered which require major revisions in the subsurface exploration program and additional fees, we will contact you prior to initiating these services. Requested services performed beyond the scope of this proposal will be charged according to Terracon’s Standard Unit Fee Schedule.
Wetland Services
Based on the proposed Scope of Work, our estimated fees FOR EACH SITE are listed below:

Task Management and Limited Wetland Determination — PER SITE
Site Data Review	OK	$500
Preliminary Submittal to COE for Jurisdictional Determination		$1,000

	Subtotal	$1,500
Wetland Delineation — PER SITE
Field Assessment and Wetland Delineation	to be determined	$2,800
Wetland Delineation Report		$2,200
Follow-up Site Visit to Confirm Vegetation		$800

	Subtotal	$5,800
	Total Per Site	$7,300
The fee presented is based on performing only the services discussed in this proposal. Any changes beyond the Scope of Work of this proposal, including possible time spent for meetings with regulators or the client will be charged in accordance with our current unit fee schedule rates. The fee discussed does not include mitigation consulting services at another site to compensate for wetlands loss at this site or consulting services or meetings for this site to restore impacted wetlands. We can provide a proposal for those services after the size and conditions of the wetlands at this site, if any, have been evaluated.
Phase I Environmental Site Assessment

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.

BASE PHASE I ESA SERVICES — LUMP SUM
(Including physical setting, historical use information, records review and site and adjoining/surrounding property reconnaissance, as detailed in Section B. Also includes mobilization and mileage to and from the site. The cost to contract an abstract firm to develop a chain of title is not included in this cost)
$1,900.00 Each site
Additional Services
Service	Subtotal
Limited Radon Testing	*
Limited Radon Records Review	*
Limited Wetland Review	*
Limited Asbestos Sampling	*
Limited Visual Asbestos Evaluation	*
Asbestos Survey (prior to renovation/demolition)	*
Limited Lead Based Paint Sampling	*
Limited Lead in Drinking Water Sampling	*
Limited Visual Observations for Mold	*
Limited Threatened/Endangered Species Review	*
Limited Historic Properties/Archaeological Resources Review	*
Additional Report Copies ($50 per copy)	*
ADDITIONAL SERVICES — SUBTOTAL	$0.00

LUMP SUM TOTAL	2850.00 Parcels 1 & 2

*	Not requested by the client to be part of the scope of services.
The fee is valid for ninety (90) days from the date of this proposal and is based on the assumption that all field services will be performed under safety Level D personal protective procedures and that only one (1) site visit will be made by Terracon personnel. The lump sum fee is based on the assumptions and conditions provided at the time of the proposal. If these assumptions are not valid, there may be additional charges.
D. AUTHORIZATION
The attached Agreement for Services is considered a part of this proposal and is incorporated by reference into our scope of services. To execute the above scope of services, please sign and return one copy of the Agreement for Services to our office at the above address.
Thank you for considering Terracon for your geotechnical and environmental engineering services and giving us the opportunity to be of service to you. We look forward to assisting you on this project. If you have any questions regarding the enclosed information, please contact us.
Sincerely,
TERRACON CONSULTANTS, INC.

Proposed Ethanol Production Facility Atlantic, Iowa Terracon Proposal No. 0806181 April 4, 2006	Terracon Consultants, Inc.

/s/ Eva S. Moritz Eva S. Moritz, P.E. Environmental Engineer	/s/ Michael D. Ringler Michael D. Ringler, P.E. Geotechnical Engineer

Attachments

Copies to: Addressee (2)

BUDGET ESTIMATE PRELIMARY SUBSURFACE EXPLORATION CassCo Amaizing Energy LLLC Atlantic, Iowa	Terracon 4/4/2006

			UNIT
DESCRIPTION	QUANTITY	UNIT	PRICES	TOTAL COST
FIELD SERVICES				2 Deep Borings 1 — Shallow
Mobilization/Demobilization	1 — 1	L.S.	$600.00	$600.00 — 600.00
All-Terain Drill Rig	2 — 2	Day	$250.00	$500.00 — 500.00
Per Diem	4 — 4	Man/day	$75.00	$300.00 — 300.00
Auger Drilling & Sampling (0-20ft)	120 — 120	Foot	$10.75	$1290.00 — 1290.00
Auger Drilling & Sampling (20-40ft)	120 — 120	Foot	$12.00	$1440.00 — 1440.00
Auger Drilling & Sampling (40-60ft)	40 — 40	Foot	$13.00	$520.00 — 520.00
Auger Drilling & Sampling (60-80ft)	0 — 20	Foot	$16.00	$___ — 320.00
Mobilization of Electronic Cone	0 — 0	L.S.	$900.00	$___ — 0.00
Electronic Cone Soundings	0 — 0	Foot	$7.00	$___ — 0.00
Vane Shear Tests	0 — 0	Each	$100.00	$___ — 0.00
Location and Elevation of Borings*	0.0 — 0.0	Hour	$115.00	$___ — 0.00
Drilling Supervisor	2.0 — 3.0	hour	$74.00	$148.00 — 222.00
*boring layout and elevations by client			Total	$4,798 — 5,192
ESTIMATED FIELD SERVICES				$4,800 to $5,200

LABORATORY SERVICES	(Anticipate obtaining 70 to 75 samples)
Stratfication of Borings/Cones	5 — 6	hour	$74.00	$370.00 — 444.00
Moisture Content	70 — 75	Each	$5.00	$350.00 — 375.00
Dry Density	20 — 25	Each	$7.00	$140.00 — 175.00
Unconfined Compression	15 — 20	Each	$16.00	$240.00 — 320.00
Hand Penetrometer	30 — 40	Each	$3.00	$90.00 — 120.00
Atterberg Limits	3 — 4	Each	$45.00	$135.00 — 180.00
Sand Content (#200 wash)	2 — 2	Each	$45.00	$90.00 — 90.00
Organic Content Test	0 — 2	Each	$40.00	$___ — 80.00
Consolidation Test	0 — 0	Each	$350.00	$___ — 0.00
			Total	$1,415 — 1,784
ESTIMATED LABORATORY SERVICES				$1,400 to $1,800

ENGINEERING SERVICES
Project Direction, Coordination, Data Reduction, Engineering Evaluation, Report Preparation )
Principal Engineer	2 — 3	Hour	$99.00	$198.00 — 297.00
Senior Project Engineer	5 — 8	Hour	$89.00	$445.00 — 712.00
Project Manager	10 — 10	Hour	$79.00	$790.00 — 790.00
Draftsman	2 — 3	Hour	$45.00	$___ — ___
Secretarial Services	0 — 0	Hour	No Charge
			Total	$1,523 — 1,934
ESTIMATED LABORATORY SERVICES				$1,500 to $1,900

TOTAL ESTIMATED SERIVES				$7,700 TO $8,900

AGREEMENT FOR SERVICES
This AGREEMENT is between CassCo Amaizing Energy, LLLC “Client”) and Terracon Consultants, Inc. (“Consultant”) for Services to be provided by Consultant for Client on the Proposed Ethanol Production Facility- Atlantic, Iowaproject (“Project), as described in the Project Information section of Consultant’s Proposal dated April 4, 2006 (“Proposal”) unless the Project is otherwise described in Exhibit A to this Agreement (which section or Exhibit is incorporated into this Agreement).
1.	Scope of Services. The scope of Consultant’s services is described in the Scope of Services section of the Proposal (“Services”), unless Services are otherwise described in Exhibit B to this Agreement (which section or exhibit is incorporated into this Agreement). Portions of the Services may be subcontracted. Consultant’s Services do not include the investigation or detection of, nor do recommendations in Consultant’s reports address the presence or prevention of biological pollutants (e.g., mold, fungi, bacteria, viruses or their byproducts) or occupant safety issues, such as vulnerability to natural disasters, terrorism, or violence. If Services include purchase of software, Client will execute a separate software license agreement. Consultant’s findings, opinions, and recommendations are based solely upon data and information obtained by and furnished to Consultant at the time of the Services.

2.	Acceptance. Client agrees that execution of this Agreement is a material element of the consideration Consultant requires to execute the Services, and if Services are initiated by Consultant prior to execution of this Agreement as an accommodation for Client at Client’s request, both parties shall consider that commencement of Services constitutes formal acceptance of all terms and conditions of this Agreement. Additional terms and conditions may be added or changed only by written amendment to this Agreement signed by both parties. In the event Client uses a purchase order or other form to administer this Agreement, the use of such form shall be for convenience purposes only and any additional or conflicting terms it contains are stricken. This Agreement shall not be assigned by either party without prior written consent of the other party.

3.	Change Orders. Client may request changes to the scope of Services by altering or adding to the Services to be performed. If Client so requests, Consultant will return to Client a statement (or supplemental proposal) of the change setting forth an adjustment to the Services and fees for the requested changes. Following Client’s review, Client shall provide written acceptance. If Client does not follow these procedures, but instead directs, authorizes, or permits Consultant to perform changed or additional work, the Services are changed accordingly and Consultant will be paid for this work according to the fees stated or its current fee schedule. If project conditions change materially from those observed at the site or described to Consultant at the time of proposal, Consultant is entitled to a change order equitably adjusting its Services and fee.

4.	Compensation and Terms of Payment. Client shall pay compensation for the Services performed at the fees stated in the Compensation section of the Proposal unless fees are otherwise stated in Exhibit C to this Agreement (which section or Exhibit is incorporated into this Agreement). If not stated in either, fees will be according to Consultant’s current fee schedule. Fee schedules are valid for the calendar year in which they are issued. Consultant may invoice Client at least monthly and payment is due upon receipt of invoice. Client shall notify Consultant in writing, at the address below, within 15 days of the date of the invoice if Client objects to any portion of the charges on the invoice, and shall promptly pay the undisputed portion. Client shall pay a finance fee of 1.5% per month, but not exceeding the maximum rate allowed by law, for all unpaid amounts 30 days or older. Client agrees to pay all collection-related costs that Consultant incurs, including attorney fees. Consultant may suspend Services for lack of timely payment.

5.	Third Party Reliance. This Agreement and the Services provided are for Consultant and Client’s sole benefit and exclusive use with no third party beneficiaries intended. Reliance upon the Services and any work product is limited to Client, and is not intended for third parties. For a limited time period not to exceed three months from the date of the report, Consultant will issue additional reports to others agreed upon with Client, however Client understands that such reliance will not be granted until those parties sign and return Consultant’s reliance agreement and Consultant receives the agreed-upon reliance fee.

6.	LIMITATION OF LIABILITY. CLIENT AND CONSULTANT HAVE EVALUATED THE RISKS AND REWARDS ASSOCIATED WITH THIS PROJECT, INCLUDING CONSULTANT’S FEE RELATIVE TO THE RISKS ASSUMED, AND AGREE TO ALLOCATE CERTAIN OF THE RISKS SO, TO THE FULLEST EXTENT PERMITTED BY LAW, THE TOTAL AGGREGATE LIABILITY OF CONSULTANT (AND ITS RELATED CORPORATIONS AND EMPLOYEES) TO CLIENT AND THIRD PARTIES GRANTED RELIANCE IS LIMITED TO THE GREATER OF $50,000 OR ITS FEE FOR ANY AND ALL INJURIES, DAMAGES, CLAIMS, LOSSES, OR EXPENSES (INCLUDING ATTORNEY AND EXPERT FEES) ARISING OUT OF CONSULTANT’S SERVICES OR THIS AGREEMENT REGARDLESS OF CAUSE(S) OR THE THEORY OF LIABILITY, INCLUDING NEGLIGENCE, INDEMNITY, OR OTHER RECOVERY. THIS LIMITATION SHALL NOT APPLY TO THE EXTENT THE DAMAGE IS PAID UNDER CONSULTANT’S COMMERCIAL GENERAL LIABILITY POLICY.

7.	Indemnity/Statute of Limitations. Consultant and Client shall defend, indemnify, and hold harmless the other, their agents, and employees, from and against legal liability for all claims, losses, damages, and expenses to the extent such claims, losses, damages, or expenses are caused by their negligent acts, errors, or omissions. In the event such claims, losses, damages, or expenses are caused by the joint or concurrent negligence of Consultant and Client, they shall be borne by each party in proportion to its own negligence under comparative fault principles. Causes of action arising out of Consultant’s services or this Agreement regardless of cause(s) or the theory of liability, including negligence, indemnity or other recovery shall be deemed to have accrued and the applicable statute of limitations shall commence to run not later than the date of Consultant’s substantial completion of services on the project.

8.	Warranty. Consultant will perform the Services in a manner consistent with that level of care and skill ordinarily exercised by members of the profession currently practicing under similar conditions in the same locale. CONSULTANT MAKES NO WARRANTIES OR GUARANTEES, EXPRESS OR IMPLIED, RELATING TO CONSULTANT’S SERVICES AND CONSULTANT DISCLAIMS ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

9.	Insurance. Consultant represents that it now carries, and will continue to carry: (i) workers’ compensation insurance in accordance with the laws of the states having jurisdiction over Consultant’s employees who are engaged in the Services, and employer’s liability insurance ($1,000,000); (ii) commercial general liability insurance ($1,000,000 occ / $2,000,000 agg); (iii) automobile liability insurance ($1,000,000 B.I. and P.D. combined single limit); and (iv) professional liability insurance ($1,000,000 claim / agg). Certificates of insurance will be provided upon request. Client and Consultant shall waive subrogation against the other party on all general liability and property coverage.
Agreement Reference Number (Terracon Proposal or Project Number): 0806181

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10.	CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOSS OF PROFITS OR REVENUE; LOSS OF USE OR OPPORTUNITY; LOSS OF GOOD WILL; COST OF SUBSTITUTE FACILITIES, GOODS, OR SERVICES; COST OF CAPITAL; OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, OR EXEMPLARY DAMAGES.

11.	Dispute Resolution. Client shall not be entitled to assert a Claim against Consultant based on any theory of professional negligence unless and until Client has obtained the written opinion from a registered, independent, and reputable engineer, architect, or geologist that Consultant has violated the standard of care applicable to Consultant’s performance of the Services. Client shall provide this opinion to Consultant and the parties shall endeavor to resolve the dispute within 30 days, after which Client may pursue its remedies at law. This Agreement shall be governed by and construed according to Kansas law.

12.	Subsurface Explorations. Subsurface conditions throughout the site may vary from those depicted on logs of discrete borings, test pits, or other exploratory services. Client understands Consultant’s layout of boring and test locations is approximate and that Consultant may deviate a reasonable distance from those locations. Consultant will take reasonable precautions to reduce damage to the site when performing Services; however, Client accepts that invasive services such as drilling or sampling may damage or alter the site. Site restoration is not provided unless specifically included in the Services.

13.	Testing and Observations. Client understands that testing and observation are discrete sampling procedures, and that such procedures indicate conditions only at the depths, locations, and times the procedures were performed. Consultant will provide test results and opinions based on tests and field observations only for the work tested. Client understands that testing and observation are not continuous or exhaustive, and are conducted to reduce - not eliminate — project risk. Client agrees to the level or amount of testing performed and the associated risk. Client is responsible (even if delegated to contractor) for notifying and scheduling Consultant so Consultant can perform these Services. Consultant shall not be responsible for the quality and completeness of contractor’s work or their adherence to the project documents, and Consultant’s performance of testing and observation services shall not relieve contractor in any way from its responsibility for defects discovered in its work, or create a warranty or guarantee. Consultant will not supervise or direct the work performed by contractor or its subcontractors and is not responsible for their means and methods.

14.	Sample Disposition, Affected Materials, and Indemnity. Samples are consumed in testing or disposed of upon completion of tests (unless stated otherwise in the Services). Client shall furnish or cause to be furnished to Consultant all documents and information known or available to Client that relate to the identity, location, quantity, nature, or characteristic of any hazardous waste, toxic, radioactive, or contaminated materials (“Affected Materials”) at or near the site, and shall immediately transmit new, updated, or revised information as it becomes available. Client agrees that Consultant is not responsible for the disposition of Affected Material unless specifically provided in the Services, and that Client is responsible for directing such disposition. In the event that test samples obtained during the performance of Services (i) contain substances hazardous to health, safety, or the environment, or (ii) equipment used during the Services cannot reasonably be decontaminated, Client shall sign documentation (if necessary) required to ensure the equipment and/or samples are transported and disposed of properly, and agrees to pay Consultant the fair market value of this equipment and reasonable disposal costs. In no event shall Consultant be required to sign a hazardous waste manifest or take title to any Affected Materials. Client shall have the obligation to make all spill or release notifications to appropriate governmental agencies. The Client agrees that Consultant neither created nor contributed to the creation or existence of any Affected Materials conditions at the site. Accordingly, Client waives any claim against Consultant and agrees to indemnify and save Consultant, its agents, employees, and related companies harmless from any claim, liability or defense cost, including attorney and expert fees, for injury or loss sustained by any party from such exposures allegedly arising out of Consultant’s non-negligent performance of services hereunder, or for any claims against Consultant as a generator, disposer, or arranger of Affected Materials under federal, state, or local law or ordinance.

15.	Ownership of Documents. Work product, such as reports, logs, data, notes, or calculations, prepared by Consultant shall remain Consultant’s property. Proprietary concepts, systems, and ideas developed during performance of the Services shall remain the sole property of Consultant. Files shall be maintained in general accordance with Consultant’s document retention policies and practices.

16.	Utilities. Client shall provide the location and/or arrange for the marking of private utilities and subterranean structures. Consultant shall take reasonable precautions to avoid damage or injury to subterranean structures or utilities. Consultant shall not be responsible for damage to subterranean structures or utilities that are not called to Consultant’s attention, are not correctly marked, including by a utility locate service, or are incorrectly shown on the plans furnished to Consultant.

17.	Site Access and Safety. Client shall secure all necessary site related approvals, permits, licenses, and consents necessary to commence and complete the Services and will execute any necessary site access agreement. Consultant will be responsible for supervision and site safety measures for its own employees, but shall not be responsible for the supervision or health and safety precautions for any other parties, including Client, Client’s contractors, subcontractors, or other parties present at the site.

18.	Termination. Either party may terminate this Agreement or the Services upon written notice to the other. In such case, Consultant shall be paid costs incurred and fees earned to the date of termination plus reasonable costs of closing the project.

Consultant: Terracon Consultants, Inc.			Client: CassCo Amaizing Energy, LLLC

By:	/s/ Michael D. Ringler	Date: 4/4/2006	By:	/s/ Jack Ryan	Date: 5/4/06

Name/Title: Michael D. Ringler, P.E., Sr. Project Engineer			Name/Title: Jack Ryan

Address:	600 SW 7th Street, Suite M		Address:	1201 East Seventh Street
	Des Moines, Iowa 50309			Atlantic, Iowa 50022

Phone:	515-244-3184 Fax: 515-244-5249		Phone:	712-243-2232 Fax: 712-243-3110
Agreement Reference Number (Terracon Proposal or Project Number): 0806181

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